SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  JUNE 27, 2000
                                ----------------
                                (Date of Report)

                    CENTRAL EUROPEAN DISTRIBUTION CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       DELAWARE                            0-24341                       54-1865271
----------------------------      ------------------------     ------------------------------------
(State or other jurisdiction      (Commission file number)     (IRS employer identification number)
   of incorporation)

               1343 MAIN STREET, SUITE 301, SARASOTA FLORIDA 34236
               ---------------------------------------------------
                    (Address of Principal Executive Offices)

        Registrants telephone number, including area code: (941) 330-1558

ITEM 2 Acquisition or Disposition of Assets

On March 31, 2000, Central European Distribution Corporation ("the Company", "CEDC") completed the acquisition of Polskie Hurtownie Alkoholi Sp. z o.o. ("PHA", formerly "Jama Sp. z o.o."), an alchohol wholesaler in the western Polish city of Zielone Gora. The purchase price of $5.28 million was paid to the stockholders through the issuance of $4 million cash and 268,126 shares of CEDC common stock valued at $1.28 million. The source of the funds was a long-term loan from Bank Rozwoju Eksportu ("BRE Bank"), Warsaw, Poland.

ITEM 7  Financial Statements, Pro forma Financial Information and Exhibits

(a)      Financial Statements of Business Acquired

                                      INDEX

                                                                            PAGE

PART I.  FINANCIAL INFORMATION

Item 1.  Report of Independent Auditors...................................... 1

Item 2.  Financial Statements................................................ 2

         Balance Sheets at December 31, 1998 and December 31, 1999...........

         Statements of Income for the years ended December 31, 1998 and December 31 1999..............................................
         Statements of Changes in Shareholders' Equity for the years ended
           December 31, 1998 and December 31, 1999

         Statements of Cash Flows for the years ended December 31, 1998 and December 31, 1999.............................................
         Notes to Financial Statements.......................................

(b)      Unaudited Pro forma Financial Information

         Pro forma condensed consolidated income statements:
            For the three month period ended March 31, 2000...................14
            For the year ended December 31, 1999..............................15

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Polskie Hurtownie Alkoholi Sp. z o.o.

We have audited the accompanying balance sheets of Polskie Hurtownie Alkoholi Sp. z o.o. (formerly Jama Sp. z o.o.) as of December 31, 1998 and 1999 and the related statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Polskie Hurtownie Alkoholi Sp. z o.o. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

ERNST & YOUNG
AUDIT  Sp. z o.o.

Warsaw, Poland
June 1, 2000

                      POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.

                                 BALANCE SHEETS
               (amounts in columns expressed in thousands of USD)

                                                                         DECEMBER 31,
                                                                      1998          1999
                                                                    --------      --------
                              ASSETS
CURRENT ASSETS
Cash and cash equivalents                                           $    516      $    359
Accounts receivable, net of allowance for doubtful accounts of
  $111,000 and $323,000, respectively                                  6,870         7,459
Inventories                                                            1,219         2,358
Prepaid expenses and other current assets                                 69           304
Deferred income taxes                                                   --              32
                                                                    --------      --------
TOTAL CURRENT ASSETS                                                   8,674        10,512

Property and equipment, net                                            1,933         1,546

                                                                    --------      --------
TOTAL ASSETS                                                        $ 10,607      $ 12,058
                                                                    ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Trade accounts payable                                              $  9,426      $ 10,599
Overdraft facilities and bills of exchange                              --             199
Income and other taxes payable                                            89            79
Deferred income taxes                                                     20          --
Other current liabilities                                                 93           108
Current portion of long-term debt                                         39            39
                                                                    --------      --------
TOTAL CURRENT LIABILITIES                                              9,667        11,024

Long-term debt, less current portion                                     162            28

SHAREHOLDERS' EQUITY

Common Stock $1 par value, 3,000 shares authorised, issued and             3             3
outstanding at December 31, 1998 and 1999, respectively
Additional paid-in-capital                                                45            45
Retained earnings                                                        666         1,026
Accumulated other comprehensive income (loss)                             64           (68)
                                                                    --------      --------
TOTAL SHAREHOLDERS' EQUITY                                               778         1,006

                                                                    --------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $ 10,607      $ 12,058
                                                                    ========      ========

See accompanying notes.

                      POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.

                              STATEMENTS OF INCOME
               (amounts in columns expressed in thousands of USD)

                                                                      YEAR ENDED DECEMBER 31,
                                                                     ------------------------
                                                                       1998            1999
                                                                      --------       --------
Net sales                                                             $ 40,528       $ 43,852
Cost of goods sold                                                     (37,734)       (40,358)
                                                                      --------       --------

Gross profit                                                             2,794          3,494
Sales, general and administrative expenses                              (2,384)        (2,712)
                                                                      --------       --------

Operating income                                                           410            782

Interest expense                                                           (45)           (52)
Interest income                                                             17             37
Realized and unrealized foreign currency transaction losses, net           (10)           (19)
Other expenses, net                                                       (105)          (160)

                                                                      --------       --------

Income before income taxes                                                 267            588

Income tax expense                                                        (100)          (228)
                                                                      --------       --------

Net income                                                            $    167       $    360
                                                                      ========       ========

See accompanying notes.

                      POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.

                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
          (monetary amounts in columns expressed in thousands of USD)


                                     COMMON               ADDITIONAL    RETAINED    ACCUMULATED     TOTAL
                                      STOCK                PAID IN      EARNINGS       OTHER
                                                           CAPITAL                 COMPREHENSIVE
                                                                                   INCOME/(LOSS)
                                 --------------------      --------     --------   --------------  --------
                                 NO. OF       AMOUNT
                                 SHARES
                                 -------      -------
BALANCE AT 31 DECEMBER 1997        1,200      $     1      $    22      $   499      $   129       $   651
Common stock issued                1,800            2           23         --           --              25
Net income                          --            167         --            167
Foreign currency
translation adjustment              --           --           --           --            (65)          (65)

                                 -------      -------      -------      -------      -------       -------
Comprehensive income                --           --           --            167          (65)          102

                                 -------      -------      -------      -------      -------       -------
BALANCE AT 31 DECEMBER 1998        3,000            3           45          666           64           778

Net income                          --           --           --            360         --             360
Foreign currency
translation adjustment              --           --           --           --           (132)         (132)
                                 -------      -------      -------      -------      -------       -------
Comprehensive income                --           --           --            360         (132)          228
                                 -------      -------      -------      -------      -------       -------
BALANCE AT 31 DECEMBER 1999        3,000      $     3      $    45      $ 1,026      $   (68)      $ 1,006
                                 =======      =======      =======      =======      =======       =======

See accompanying notes.

                      POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.

                            STATEMENTS OF CASH FLOWS
               (amounts in columns expressed in thousands of USD)

                                                                  YEAR ENDED DECEMBER 31,
                                                                 ------------------------
                                                                  1998           1999
                                                                 --------       --------
OPERATING ACTIVITIES
Net income                                                       $    167       $    360
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
      Depreciation and amortization                                   182            177
      Deferred income taxes                                            20            (52)
      Effect of exchange rate changes, net                            132            246
      Provision for doubtful accounts                                  82            212
      Changes in operating assets and liabilities:
           Accounts receivable                                     (3,178)          (801)
           Inventories                                                  4         (1,139)
           Prepayments and other current assets                        96           (235)
           Trade accounts payable                                   3,138          1,173
           Income and other taxes payable                              47            (10)
           Other current liabilities                                   39             15
                                                                 --------       --------

Net Cash Provided By (Used In) Operating Activities                   729            (54)
                                                                 --------       --------

INVESTING ACTIVITIES
Purchase of property and equipment, net                              (673)          (172)
Retirements and sales                                                  45              4
                                                                 --------       --------

Net Cash used in Investing Activities                                (628)          (168)
                                                                 --------       --------

FINANCING ACTIVITIES
Borrowings on overdraft facility and bills of exchange              9,236         21,852
Payment of overdraft facility and bills of exchange                (9,236)       (21,653)
Addition to long-term borrowings                                      110             11
Payment of long-term borrowings                                       (98)          (145)
Share issue                                                            25           --
                                                                 --------       --------

Net Cash Provided by Financing Activities                              37             65
                                                                 --------       --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  138           (157)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                      378            516

                                                                 --------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                       $    516       $    359
                                                                 ========       ========

SUPPLEMENT CASH FLOW INFORMATION:
       Cash paid for interest                                    $     42       $     49
       Cash paid for income taxes                                     104            267

See accompanying notes.

                      POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.

                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Polskie Hurtownie Alkoholi Sp. z o.o. ("PHA", "the Company", formerly "Jama Sp. z o.o.") was organized on January 29, 1992 as a Polish limited liability company with headquarters in Zielona Gora, Poland. PHA distributes alcoholic beverages, mainly vodka throughout Poland and all activities are conducted within that country.

Pursuant to Polish statutory requirements, PHA may pay annual dividends, based on their audited Polish statutory financial statements, to the extent of their retained earnings as defined. At December 31, 1999, substantially all retained earnings were available for payment of dividends.

2. ACCOUNTING POLICIES

The significant accounting policies and practices followed by the Company are as follows:

BASIS OF PRESENTATION

The Company maintains its books of account and prepares its statutory financial statements in Polish zloties (PLN) in accordance with Polish statutory requirements and the Accounting Act of September 29, 1994. The accompanying financial statements have been prepared from the Polish accounting records for presentation in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The accompanying financial statements differ from the financial statements issued for statutory purposes in Poland, in that they reflect certain adjustments, not recorded in the PHA's books which are appropriate to present the financial position, results of operations and cash flows in accordance with US GAAP.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

As stated above the Company maintains its accounting records in Polish zloties. The accompanying financial statements have been prepared in US Dollars. For all periods prior to January 1, 1998, transactions and balances not already measured in US Dollars (primarily Polish zloties) were restated into US Dollars in accordance with the relevant provisions of US Financial Accounting Standard
(SFAS) No. 52 "Foreign Currency Translation" as applied to entities in highly inflationary economies.

Effective January 1, 1998, the Company no longer considered Poland to be a hyper-inflationary economy and it ceased accounting for its Polish activities using provisions applicable to hyper-inflationary economies and has treated the Polish z(3)oty as the functional currency. The financial statements as of January 1, 1998 were adjusted for the effect of this which resulted in an increase in property and equipment, deferred income taxes and accumulated other comprehensive income. Since January 1, 1998 transactions and financial statements have been translated to US Dollars using the current rate method as per SFAS No. 52. Consequently all assets and liabilities have been translated to US dollars using the rate in effect at the end of the period; income and expenses are translated using the average rate during the period; capital accounts are translated using historical rates. See the discussion below regarding comprehensive income.

The exchange rate used on zloty denominated transactions and balances for translation purposes as of December 31, 1998 and 1999 for one US dollar was 3.50 PLN and 4.15 PLN respectively. As of June 1, 2000 the rate had changed to 4.55 PLN.

PROPERTY  AND EQUIPMENT

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Depreciation periods are as follows:

              TYPE                                DEPRECIATION LIFE IN YEARS
------------------------------------           ---------------------------------

Buildings                                                  25-40
Machinery and Equipment                                     2-5
Transportation Equipment                                    2-5
Other                                                       2-7

The Company periodically reviews property and equipment, when indicators of impairment exist and if the value of the asset is impaired, an impairment loss is recognized.

REVENUE RECOGNITION

Revenue is recognized when goods are shipped to customers.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market value. Cost includes customs duty and transportation costs. Inventories are comprised primarily of spirits.

ESTIMATES

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements.

EMPLOYEE BENEFITS

The Company provides certain "jubilee" benefits to its employees which are paid periodically and are based on length of service. Additionally, pursuant to Polish labor laws, the Company is required to pay a bonus of one month's salary to employees upon retirement. The estimated liability for these benefits is accrued on a current basis.

INCOME TAXES

The Company computes and records income taxes in accordance with the liability method.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board (FASB) issued its Statement No. 130, "Reporting Comprehensive Income." This standard requires the disclosure of comprehensive income which is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income includes net income adjusted by, among other items, foreign currency translation adjustments.

As disclosed in this Note 2, until January 1, 1998, the Company remeasured transactions in accordance with SFAS No. 52 as applied to entities in highly inflationary economies. Therefore, exchange gains and losses arising from remeasurements of these monetary assets and liabilities were credited or charged to net income. However, in 1998 and subsequently since Poland was no longer considered a highly inflationary economy, the foreign translation losses on the remeasurements from Polish zloties to US dollars are classified as a separate component of shareholders' equity as "accumulated other comprehensive income
(loss)".

                      POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.

                          NOTES TO FINANCIAL STATEMENTS
               (amounts in columns expressed in thousands of USD)


3.  PROPERTY AND EQUIPMENT

Property and equipment, presented net of accumulated depreciation in the balance sheets, consists of:

                                                             DECEMBER 31,
                                                          ------------------
                                                           1998         1999
                                                          -------      -----

                                                                $           $
         Land                                                  86          77
         Buildings                                          1,258       1,081
         Machinery and equipment                              203         179
         Transportation equipment                             689         684
         Other                                                118         102
         Assets under construction                             23          22
                                                           ------      ------
                                                           $2,377      $2,145
                                                           ------      ------


         Less accumulated depreciation                        444         599

                                                           ------      ------
         Property and equipment, net                       $1,933      $1,546
                                                           ======      ======

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS

Changes in the allowance for doubtful accounts were as follows:

                                                       YEAR ENDED DECEMBER, 31
                                                       -----------------------
                                                          1998        1999
                                                         ------       -----

                                                            $             $
  Balance, beginning of year                               29           111
  Provision for doubtful accounts                          82           212

                                                         ----          ----
  Balance, end of year                                   $111          $323
                                                         ====          ====

                      POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.

                          NOTES TO FINANCIAL STATEMENTS
               (amounts in columns expressed in thousands of USD)


5. LONG-TERM DEBT

Long-term debt consists of the following:

                                                     DECEMBER 31,
                                                ----------------------
                                                  1998          1999
                                                ---------     -------

                                                     $            $
  Loans denominated in DEM                         101            -
  Loan denominated in USD                          100           67
  Current portion of these loans                   (39)         (39)
                                                  ----          ---
  Long-term portion                               $162          $28
                                                  ====          ===


The Company had a Deutche Mark (DEM) denominated loan which was paid in 1999. The interest on this loan was at the six month DEM Libor rate plus 2.5% (5.66% at December 31, 1998). The amount payable under the loan was $64,000 at December 31, 1998. This loan was collateralized by motor vehicles and the authorization to the Company's current bank account.

The Company's second DEM denominated loan was also paid in 1999. The interest on this loan is at the six month DEM Libor rate plus 2.5% (5.96% at December 31, 1998). The amount payable under the loan was $37,000 at December 31, 1998. This loan was collateralized by motor vehicles and the authorization to the Company's current bank account.

The Company has a $100,000 USD denominated loan which is due in one installment of $2,805 and 35 equal, monthly installments of $2,777 from February 1999 to October 2001. The amount payable under the loan was $ 100,000 and $67,000 at December 31, 1998 and 1999 respectively. The interest on this loan is the six month USD Libor rate plus 2%. At December 31, 1998 and 1999 the interest rate was 6.9% and 7.3% respectively. This loan is collateralized by motor vehicles and the authorization to the Company's current bank account.

Scheduled maturities of long-term debt are as follows:

                                                 $
  2000                                          39
  2001                                          28


6. SHORT-TERM DEBT, OVERDRAFT FACILITIES AND BILLS OF EXCHANGE

The Company has overdraft facilities ranging from PLN 500,000 to PLN 1,300,000 during 1998 and 1999. Borrowings under these facilities were made at various levels during each year; interest is at the bank's prime rate plus 1.5%. The borrowings outstanding at December 31, 1999 (there were no outstanding borrowings at December 31, 1998) were secured by an authorization to the Company's current bank account. The 1999 facility matured in March 2000 at which time it was renewed for a period of one year. The interest on this loan is at bank prime rate plus 1.5% (at the date of the agreement, 10 March 2000, the full interest rate was 19.66% p.a.). The loan is collateralized by authorization to the Company's current account.

The weighted average interest rate on overdraft facilities at December 31, 1998 and 1999 was 17.98% and 16.14% respectively.

                      POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.

                          NOTES TO FINANCIAL STATEMENTS
               (amounts in columns expressed in thousands of USD)


7. INCOME TAXES

Income tax expense for the years ended December 31, 1998 and 1999, is summarized below:

                                                        1998          1999
                                                        ----          ----

                                                           $             $
       Current income tax expense                        128           280
       Deferred income tax (benefit)                     (28)          (52)
                                                        ----          ----

       Income tax expense                               $100          $228
                                                        ====          ====

The significant components of the Company's deferred tax assets and liabilities as of December 31 1998 and 1999 are as follows:

                                                                              1998                  1999
                                                                            ---------               ----
        Deferred tax assets and (liabilities) related to:                          $                   $
        Difference on fixed assets opening balances                              (33)                (24)
        resulting from Poland not being considered as a
        hyperinflationary economy
        Provision for bonuses, interest payable and other                          15                25
        Allowance for doubtful accounts receivable                                  6                45
        Other                                                                      (5)                9
                                                                            ---------              ----
                                                                                  (17)              55
        Less valuation allowance                                                   (3)             (23)
                                                                            ---------              ---

        Net deferred income tax asset/(liability)                               $ (20)             $32
                                                                            =========              ===

Total income tax expense varies from expected income tax expense computed at Polish statutory rates (36% in 1998 and 34% in 1999) as follows:

                                                                              1998                 1999
                                                                              -----                ----
                                                                                  $                   $
        Tax at Polish statutory rate                                             96                 200
        Increase in deferred tax asset valuation allowance
        relating primarily to bad debt expense                                    3                  20
        Permanent differences                                                     1                   8
                                                                              -----                ----
        Income tax expense                                                     $100                $228
                                                                              =====                ====

8. FINANCIAL INSTRUMENTS, COMMITMENTS AND CONTINGENT LIABILITIES

FINANCIAL INSTRUMENTS WITH ON-BALANCE SHEET RISK AND THEIR FAIR VALUES

Financial instruments with on-balance sheet risk include cash and cash equivalents, accounts receivable, certain other current assets, trade accounts payable, bank loans and overdraft facilities, long-term debt and other payables. These financial instruments are shown separately in the balance sheets and their carrying values approximate their fair values. This is because substantially all of these financial instruments have short maturity periods or carry interest at rates which approximate current market rates.

                      POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.

                          NOTES TO FINANCIAL STATEMENTS
               (amounts in columns expressed in thousands of USD)

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable from Polish companies. The Company restricts temporary cash investments to financial institutions with high credit standing. Credit is given to customers only after a thorough review of their credit worthiness. The Company does not normally require collateral with respect to credit sales. As of December 31, 1998 and 1999, the Company had no significant concentrations of credit risk. The Company has not experienced large credit losses in the past.

INFLATION AND CURRENCY RISK

Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation and significant fluctuations in the exchange rate for the zloty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 8.5% in 1998 and 9.8% in 1999. In addition, the exchange rate for the zloty had been stable prior to 1999 and the rate of devaluation of the zloty was decreasing. This trend was reversed in 1999 and continues to move adversely in 2000. Inflation and currency exchange fluctuations have had, and may continue to have, an adverse effect on the financial condition and results of operations of the Company.

A portion of Company's accounts payable, bank loans and operating expenses are expected to continue to be, denominated in or indexed to the U.S. Dollar or other non-Polish denominated currency. By contrast, substantially all of the Company's revenue is denominated in Polish zloty. Any devaluation of the zloty against the U.S. Dollar or other currencies that the Company is unable to offset through price adjustments will require the Company to use a larger portion of its revenue to service its non-zloty denominated obligations.

SUPPLY CONTRACTS

The Company has various agreements covering its sources of supply. Some of them may be terminated by either party on relatively short notice. Thus, there is a risk that some portion of the Company's supply of products could be curtailed at any time.

CONTINGENT LIABILITIES

The Company's tax liabilities (including corporate income tax, Value Added Tax
(VAT), social security and other taxes) may be subject to examinations by Polish tax authorities for up to five years from the end of the year the tax is payable. As the application of tax laws and regulations and transactions are susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determination by the tax authorities.

9. SUBSEQUENT EVENTS

On March 31, 2000, the shareholders of the Company sold one hundred percent of their shares to Central European Distribution Corporation (CEDC), a United States company and to it's wholly-owned subsidiary Carey Agri International Poland. The sales price was approximately $4.0 million cash and 268,126 unregistered newly issued common shares of CEDC, with a 3-year restriction on sale.

On March 29, 2000 in contemplation of the sale of the Company, all the buildings owned by the Company were sold to Jama S.C. a partnership established by the three stockholders of the Company. The sales price of $1,060,000 has not been paid as of June 1, 2000.

On March 29, a dividend of $ 1,060 million was declared with respect to prior years earnings. The dividend is to be paid over six consecutive months, starting April 2000, to date two payments have been made.

                     CENTRAL EUROPEAN DISTRIBUTION COMPANY
    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION
        For the Year Ended December 31, 1999 and the Three Month Period
              Ended March 31, 2000 amounts in columns expressed in
                thousands of USD (except per share information)

The unaudited pro forma condensed consolidated income statement information set for below for Central European Distribution (CEDC) and Polskie Hurtownie Alkoholi Sp. z o.o. gives effect to the purchase on March 31, 2000 of PHA by CEDC as if it had been completed on January 1, 1999 and the year ended December 31, 1999 and the three month period ended March 31, 2000. The data is subject to the assumptions and adjustments in the accompanying notes to the pro forma income statements. CEDC has accounted for the acquisition of PHA as a purchase.

The pro forma information should be read in conjunction with the historical financial statements of CEDC included in its Annual 1999 Report on Form 10K and its Quarterly Report on Form 10Q for the quarter ended March 31, 2000, which are on file with the Securities and Exchange Commission; and the historical financial statements of PHA for 1999 and 1998, included herein.

The pro forma adjustments do not reflect operating efficiencies and cost savings that may be achievable with respect to the newly acquired company. The pro forma adjustments do not include any adjustments to historical operating data for future changes in selling prices, or operating changes except for the elimination of costs and expenses applicable to buildings not acquired by CEDC.

The following information is not necessarily indicative of the operating results that would have occurred had the purchase been consummated at the beginning of each of the periods presented. The pro forma adjustments are based on the purchase method of accounting and upon the assumptions set forth in the notes hereto.

A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective estimated fair values, will be made after completion of the escrow period on August 31, 2000 and upon receipt of an independent valuation. Accordingly, the purchase accounting adjustment and the following pro forma income statement information may be revised. CEDC currently knows of no events that would require a substantial change to the preliminary purchase price allocation.

     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION
                 For the Three Month Period Ended March 31, 2000 amounts in columns expressed in thousands of USD (except per share information)

                                                                                                TOTAL
                                                                                              PRO FORMA
                                                 HISTORICAL     HISTORICAL     PRO FORMA      CEDC WITH
                                                   CEDC (1)       PHA (1)     ADJUSTMENTS        PHA
                                                  ---------      --------       --------       --------
Net sales                                         $ 18,720       $  9,473              0       $ 28,193
Cost of goods sold                                 (15,920)        (8,770)             0        (24,690)
                                                  --------       --------       --------       --------

GROSS PROFIT                                         2,800            703              0          3,503
Selling, general and administrative expenses        (2,118)          (639)           (75) 4,5    (2,832)
Bad debt expense                                      (435)           (47)             0           (482)
                                                  --------       --------       --------       --------

OPERATING INCOME                                       247             17            (75)           189
Interest expense                                      (136)           (10)           (79) 6        (225)
Other income/(expense), net                            (77)            39              0            (38)
                                                  --------       --------       --------       --------

INCOME (LOSS) BEFORE INCOME TAXES                       34             46           (154)           (74)
INCOME TAX (EXPENSE) BENEFIT                           (11)           (28)            26  7         (13)
                                                  --------       --------       --------       --------

NET INCOME/(LOSS)                                 $     23       $     18       $   (128)      $    (87)
                                                  ========       ========       ========       ========

NET INCOME/(LOSS) PER COMMON SHARE,
BASIC AND DILUTIVE                                $   0.01                                     $  (0.02)
                                                  ========                                     ========

                      CENTRAL EUROPEAN DISTRIBUTION COMPANY
     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION
                      For the Year Ended December 31, 1999

 amounts in columns expressed in thousands of USD (except per share information)

                                                                                                TOTAL
                                                                                              PRO FORMA
                                                 HISTORICAL     HISTORICAL     PRO FORMA      CEDC WITH
                                                   CEDC (1)       PHA (1)     ADJUSTMENTS        PHA
                                                  ---------      --------       --------       --------
Net sales                                         $  90,240      $ 43,852       $(132) 3      $ 133,960
Cost of goods sold                                  (77,471)      (40,358)        132  3        117,697
                                                  ---------      --------       -----         ---------

GROSS PROFIT                                         12,769         3,494        --              16,263
Selling, general and administrative expenses         (9,283)       (2,500)       (297) 4,5      (12,080)
Bad debt expense                                       (254)         (212)       --                (466)
                                                  ---------      --------       -----         ---------

OPERATING INCOME                                      3,232           782        (297)            3,717
Interest expense                                       (374)          (52)       (316) 6           (742)
Other income (expense), net                             150          (142)       --                   8
                                                  ---------      --------       -----         ---------

INCOME BEFORE INCOME TAXES                            3,008           588        (613)            2,983
Income tax (expense) benefit                         (1,106)         (228)        115  8         (1,219)
                                                  ---------      --------       -----         ---------

NET INCOME                                        $   1,902      $    360       $(498)        $   1,764
                                                  =========      ========       =====         =========

NET INCOME PER COMMON SHARE,
BASIC AND DILUTIVE                                $    0.47                                   $    0.41
                                                  =========                                   =========

NOTES TO UNAUDITED PRO FORMA INCOME STATEMENTS

1.  These columns represent historical results of operations as follows:

    CEDC  - consolidated results for 1999 and quarter ended March 31, 2000.

    PHA   - historical results for 1999 and quarter ended March 31, 2000.


2. On March 31, 2000 CEDC purchased the outstanding shares of PHA. Total consideration for the acquisition consisted of the following:

                                                                   $
     Cash consideration to stockholders                        4,000
     268,126 shares of CEDC common stock                       1,278
     Acquisition costs (estimated)                                90
                                                              ------
                                                              $5,368
                                                              ======

     The CEDC common stock was valued at the average share price ($4.77) a few days before and after the acquisition closing date. The shares issued are not registered and may not be sold without the consent of CEDC for three years subsequent to the acquisition. The average share price was reduced 10% for lack of current marketability of this stock.

                      CENTRAL EUROPEAN DISTRIBUTION COMPANY
     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION
         For the Year Ended December 31, 1999 and the Three Month Period
              Ended March 31, 2000 amounts in columns expressed in
                 thousands of USD (except per share information)


     The calculation of the excess of cost of the acquisition over the estimated fair value of the net assets acquired (goodwill) is as follows:

                                                                        $
     Cost of acquisition of PHA                                     5,368
     Historical net deficit of PHA at
      (date of acquisition-March 31, 2000)                            122
     Estimated fair value adjustments for assets acquired
      (including identified intangible assets)                        nil
                                                                   ------
     Preliminary goodwill                                          $5,490
                                                                   ======

     Goodwill is to be amortized over a period of 20 years. The amortization period of goodwill of 20 years is based upon the expected useful life and other factors considered by management in determining the appropriate amortization periods such as legal and regulatory issues, and anticipated market demand and competition. CEDC will evaluate the period of amortization continually to determine whether later events and circumstances warrant revised estimates of useful lives. The allocation of the excess purchase price to goodwill may be revised when the Company receives an independent valuation of the business acquired and upon completion of the escrow period.

3. Reflects effect of elimination of sales and cost of sales between CEDC and PHA during the periods ended -

                December 31, 1999                                     $132
                March 31, 2000                                         nil

4. CEDC did not acquire any of the PHA buildings. As a result CEDC entered into a lease agreement with the newly established partnership of Jama S.C. (former stockholders of PHA) to lease the buildings for an unspecified period. This pro forma entry reflects the elimination with respect to the depreciation of the building and the addition of rent expense on the lease referred to above. Depreciation in the amount of $83,000 and $21,000 has been reduced for the year ended December 31, 1999 and the three month period ended March 31, 2000 respectively. Rent expense of $160,000 and $40,000 has been recognized for the year ended December 31, 1999 and for the three month period ended March 31, 2000, respectively.

     Additionally, real estate taxes and maintenance costs applicable to the buildings were eliminated, the expenses eliminated were $ 55,000 and $ 13,000 for the year ended December 31, 1999 and three month period ended March 31, 2000, respectively.

5. Represents the amortization of preliminary goodwill. The amortization amount was $275,000 for the year ended December 31, 1999 and $69,000 for the period ended March 31, 2000, respectively.

6. This entry represents recognition of additional interest expense on the borrowings ($4,000,000) to fund the cash paid to the stockholders of PHA (see Note 2). Interest expense was calculated using an interest rate of 7.89% which approximates the actual rate for 1999 and for period ended March 31, 2000. The interest rate charged on the loan LIBOR plus 1.65%, which is 6.22% at March 31, 2000. The loan is repayable in quarterly installments of $510,000 commencing June 2001.

                      CENTRAL EUROPEAN DISTRIBUTION COMPANY
     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION
         For the Year Ended December 31, 1999 and the Three Month Period
              Ended March 31, 2000 amounts in columns expressed in
                 thousands of USD (except per share information)

7. The pro forma income tax entry provides consideration for the following items:

                                                   YEAR ENDED          THREE MONTH PERIOD
                                                 DECEMBER 31, 1999    ENDED MARCH 31, 2000
                                                         $                     $
Rent expense                                           160                    40
Depreciation                                           (83)                  (21)
Real estate tax                                        (17)                   (4)
Repair and maintenance                                 (38)                   (9)
Interest expense                                       316                    79

                                                     -----                 -----
Additional tax deductible expenditures               $ 338                 $  85

Tax rate for period                                     34%                   30%
                                                     -----                 -----
Total pro forma tax expense                          $ 115                 $  26
                                                     =====                 =====

Goodwill amortization is not tax
deductible

8. CEDC management has indicated that they do not anticipate any significant personnel reductions as a result of the acquisition.

9. Pro forma net income per share information considers the effects of shares issued in connection with the transaction as though they were outstanding during the periods presented. The shares used for these calculations were as follows:

                                                                  PERIOD ENDED
                                                                  ------------
                                               DECEMBER 31, 1999                  MARCH 31, 2000
                                            -------------------------       ---------------------------

                                            HISTORICAL      PRO FORMA       HISTORICAL        PRO FORMA
                                            ----------      ---------       ----------        ---------
Basic                                         4,050           4,318           4,137             4,405

Dilutive                                      4,050           4,318           4,137             4,405

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Central European Distribution Corporation
                                                  (Registrant)


                                             /s/ JEFFREY PETERSON
                                             --------------------
Date: June 28, 2000                          Jeffrey Peterson
                                             Executive Vice-President

(c)      Exhibits

23 Consent of Ernst & Young Audit Sp. z o.o.


                                                                              19